EXHIBIT 99.1

福建法正联盟律师律师事务所
FUJIAN FAZHENG LEAGUE LAW FIRM

September 30, 2011

To:
Dragon Bright Mintai Botanical Technology (Cayman) Limited

Address:	Room B, 19/F., Hillier Commercial Building, 89-91 Wing Lok Street,
Sheung Wan, Hong Kong

Dear Sir or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion on the PRC Laws (as defined below). For the purpose of this opinion, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

We have acted as the PRC counsel for Dragon Bright Mintai Botanical Technology (Cayman) Limited (“the “Company”), a company established and existing under the laws of the Cayman Islands, in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”), under the U.S Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by certain selling shareholders of the Company up to 131,000,000 shares of the Company and (ii) the Company’s proposed quoting of the shares on the OTC Bulletin Board or another quotation system, such as OTCQX. We have been requested to give this opinion on, among other things, the legal ownership structure of the PRC Subsidiary, as defined below.

In rendering this opinion, we have examined the originals and copies certified or otherwise identified to our satisfaction, of documents on Fujian Qianlon Agricultural Technology Co., Ltd, or Fujian Qianlon, provided to us by Dragon Bright Mintai Botanical Technology (Cayman) Limited and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. All the documents herein are listed in the certifying list provided by us. In examining these documents, we have made the following assumptions: (a) that all documents provided to us and listed in the certifying list (see Appendix A) provided by us as originals are authentic and all documents submitted to us as copies conform to their originals; (b) that the signatures, seals and chops on the documents submitted to us and listed in the certifying list (see Appendix A) provided by us are genuine.

As used herein, (a) “Government Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearance, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Agencies; (b) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, legislations of the PRC which are officially published and publicly available; and (c) “Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

(1)  On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”) the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 6, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

Based on our understanding of current PRC Laws, we are of the opinion that the M&A Rule is applied to offshore special purpose companies which the shareholders are PRC companies or PRC natural persons. The issuance and sale of our shares, the quoting and trading of the shares on the OTC Bullet Board or another quotation system, such as OTCQX, or the consummation of the transactions contemplated herein  is not and will not be affected by the M&A Rules. As of the date hereof, the M&A Rules did not and do not require the Company to obtain the approval of the MOFCOM or the approval of CSRC prior to the issuance and sale of the shares, the quoting and trading of the shares on the OTC Bulletin Board or another quotation system, such as OTCQX.

(2)  Fujian Qianlon has been duly organized and validly exists as a wholly foreign owned enterprise with full legal person status and limited liability and in good standing and operating under the applicable PRC Laws. Based on our understanding of the current PRC Laws, including the M&A Rules and the CSRC regulations, we are of the opinion that neither CSRC approval nor any other Governmental Authorization is required in the context of the registration statement on Form F-1 as Fujian Qianlon Agricultural Technology Co., Ltd, a wholly foreign owned enterprise indirectly held by the Company through Hong Kong Dragon Holdings Limited, was incorporated in China prior to the implementation of the M&A Rules and the relevant CSRC regulations.

(3)  The equity interests of Fujian Qianlon are free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims; the articles of association, the business license and other constituent documents of Fujian Qianlon comply with the requirements of applicable Laws, have been approved by the relevant PRC authorities, as the case may be, and are in full force and effect.

(4)  To the best of our knowledge after due inquiry, no winding up or liquidation proceedings have been commenced against Fujian Qianlon, and no proceedings have been started for the purpose of, and no judgment has been rendered declaring Fujian Qianlon bankrupt or in an insolvency proceeding.

(5)  According to the documents provided by Dragon Bright Mintai Botanical Technology (Cayman) Limited, Fujian Qianlon has full legal right, power and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Registration Statement and is duly qualified to transact business and is in good standing in the PRC. To the best of our knowledge after due inquiry, Fujian Qianlon currently, has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings (collectively, “Governmental Authorizations” with any governmental or regulatory agency in the PRC (“Governmental Agencies”) to own, lease, license and use its properties, assets and conduct its business in the manner presently conducted and as described in the Registration Statement and such Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Registration Statement. To the best of our knowledge after due inquiry, Fujian Qianlon is in compliance with the provisions of all such Governmental Authorizations in all material respects. Nothing has come to our attention that makes us to believe that any Governmental Agencies is considering modifying, suspending or revoking any such PRC Governmental Authorizations.

(6)  As of the date of this opinion, the Company has obtained the approval from the MOFCOM local counterpart and completed the registration with local SAFE with respect to the capital contributions and loans to Fujian Qianlon, and we have complied with the PRC foreign exchange regulations in all respects.

(7)  To the best of our knowledge after due inquiry, the Company and Fujian Qianlon are currently in compliance with all applicable PRC Laws,. The issuance, sale and delivery of the shares by the Company as described in the Registration Statement will not conflict with, or result in a breach or violation of, the provisions of any applicable PRC Laws.

(8)  We have advised the Company that there is uncertainty as to whether the courts of the PRC would: i.) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or ii.) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have advised the Company further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest.

The opinion set out in this letter is given on the basis of PRC laws effective as at the date hereof. There is no assurance that such laws and regulations will not be repealed, amended, re-interpreted or replaced in the immediate future or in the long term with or without retrospective effect.

We hereby consent to the use of our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Regulations,” “Taxation” and “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours sincerely,

/s/ FUJIAN FAZHENG LEAGUE LAW FIRM

Appendix A – Certifying List

1.	Certificate of Approval for Establishment of Enterprises with Foreign Investment in the People’s Republic of China
Approval Number: 厦外资字[2010]0389号
《中国人民共和国外商投资企业批准证书》，批准号：厦外资字[2010]0389号

2.	Business License for Enterprise’s Legal Person
Registration Number: 350200400037793
《企业法人营业执照》，注册号：350200400037793

3.	Tax Registration Certificate
Xiamen Taxation Code: 350206562822292号
《税务登记证》：厦征税字350206562822292号

4.	PRC Organizational Structure Code Permits
Code: 56282229-2
《中华人民共和国组织机构代码证》，代码：56282229-2

5.	Permits Accounts
Approval Number: J3930011110601
《开户许可证》，核准证：J3930011110601

6.	Capital Verification Report
by Xiamen Dongyou Certified Public Accountants Co., Ltd.
Reference number: 厦东会外资验（2010）YZ字第10077号
厦东会外资验（2010）YZ字第10077号《验资报告书》
（厦门东友会计师事务所出具）

7.	Capital Verification Report
by Xiamen Dongyou Certified Public Accountants Co., Ltd.
Reference number: 厦东会外资验（2011）YZ字第0011号
厦东会外资验（2011）YZ字第0011号《验资报告书》
（厦门东友会计师事务所出具）

8.	Capital Verification Report
by Xiamen Dongyou Certified Public Accountants Co., Ltd.
Reference number: 夏东会外资验(2011)YZ字第3029号
厦东外资验(2011)YZ字第3029号《验资报告书》
(厦门东友会计师事务出具)

Remark: All the documents above is for Fujian Qianlon Agricultural Technology Co., Ltd.